Exhibit 10.27

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”), effective as of December 19, 2008, is made by and between DCT Industrial Trust Inc. (f/k/a Dividend Capital Trust Inc.), a Maryland corporation (the “Company”), and Daryl H. Mechem (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of July 21, 2006, as previously amended (the “Employment Agreement”); and

WHEREAS, pursuant to Section 7.6 of the Employment Agreement, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. The Employment Agreement is hereby amended by adding the following as Section 3.8:

“3.8. Timing of Expense Reimbursement. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement must be provided by the Company or incurred by the Executive during the time periods set forth in the Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

2. Section 5.2(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(b) The Company may terminate the Executive’s employment at any time for any reason or no reason upon notice to the Executive, and the Executive may terminate the Executive’s employment with the Company for Good Reason upon notice to the Company. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, (i) the Company shall pay to the Executive Annual Salary, bonus and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) if (and only if) the Executive provides a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 5.2(b) or under Section 3.7, within thirty (30) days following such termination and such release becomes irrevocable at the earliest possible time under applicable law following such execution and delivery (the date on which such release becomes irrevocable being referred to herein as the “Release Date”), the Company shall pay or provide to the Executive (A) a cash payment equal to 100% of the Executive’s Annual Salary (as in effect immediately before such termination), (B) a cash payment equal to 100% of the target bonus for the year of termination, (C) a cash payment equal to (I) the target bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365, and (D) for a period of six months after termination of employment such continuing coverage under the group health plans the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) the Executive shall be entitled to elimination of any vesting conditions on any grant under the LTIP or any other grant of restricted stock, stock options or other equity awards; (iv) Section 3.7 shall apply in accordance with its terms; and (v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. The payments under clause (i) of the second sentence of this Section 5.2(b) shall be made in a single lump sum within 30 days after termination. The payments to be made under clause (ii) of the second sentence of this Section 5.2(b) shall be made within forty-five (45) days after termination.”

3. Section 5.4 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“5.4 Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any payments delayed pursuant to this Section 5.4(a) shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Code, or any successor provision, for the month in which such payment otherwise would have been paid.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”

4. Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms. The Employment Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.

5. This Amendment shall be governed and construed in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of Colorado.

6. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Name:	Philip L. Hawkins
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Daryl H. Mechem
Daryl H. Mechem